Exhibit 4.2

ROSS MILLER                                               Document Number
Secretary of State                                        20110844310-84
204 North Carson Street, Ste 1                            Filing Date and Time
Carson City, Nevada 89701-4299                            11/30/2011 11:45 AM
(775) 684 5708                                            Entity#
Website: www.nvsos.gov                                    E0487332010-2

                                                          Filed in the office of
                                                          /s/ Ross Miller
CERTIFICATE OF DESIGNATION                                Ross Miller
Before Issuance of Class or Series                        Secretary of State
(Pursuant to NRS 78.1955)                                 State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY


           CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION FOR
                            NEVADA PROFIT CORPORATION
                            (PURSUANT TO NRS 78.1955)

1. Name of Corporation:

Global Equity International, Inc.

2. By Resolution of the Board of Directors the Original Class or Series is Amended as Follows:

To read in its entirety as follows:

Number of Shares:        5,000,000
Designation:             Series A Preferred Stock
Voting Rights:           Each share has tow (2) votes.
Conversion  Rights:      Each share will be convertible into two (2) shares of
                         Common Stock one day after the second anniversary
                         of issuance.
Dividend Rights:         None. Liquidation Rights: None.

3. Effective Date of Filing: (Optional) November 30, 2011
                                        ----------------------------------------
                                        (must not be later than 90 days after
                                        certificate is filed)

4. Signature (Required)


/s/ Enzo Taddei
------------------------------
Enzo Taddei
Signature of Officer

Filing Fee: $ 175.00

Stock shall be insufficient to permit in full payment of the Liquidation Preference, then all such assets of the corporation shall be distributed ratably among the holders of the Series A Preferred Stock. Neither the consolidation or merger of the corporation nor the sale, lease or transfer by the corporation of all or part of its assets shall be deemed a liquidation, dissolution or winding up of the corporation for purposes of this Section (c).

(A) DIVIDENDS. The Series A Preferred Stock shall not be entitled to receive any dividends.

(B) VOTING RIGHTS. At any given time, the aggregate number of Series A Preferred Stock outstanding shall have the right to vote that number of shares (when added to holder's 3,200,000 shares of common stock) necessary to provide the holder of the Series A Preferred Stock with the right to vote 51% of the total votes necessary for the election of directors and for any acquisition or merger transaction.

(C) REDEMPTION RIGHTS. The corporation shall have the right at any time to redeem shares of Series A Preferred Stock by paying the holder of same $1.00 per share redeemed. Such redemption may occur any time the corporation has money legally available for such redemption and when the Board of Directors approves such redemption.